EXHIBIT (j)(2)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 96 to the Registration Statement (1933 Act File No. 2-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our report dated June 17, 2004 of Eaton Vance Tax-Managed Dividend Income Fund (the "Fund") for the fiscal year ended April 30, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


August 25, 2004
Boston, Massachusetts